EXHIBIT 10.56

                             JOSEPH M. LOBOZZO II
                       C/O JML Optical Industries, Inc.
                              690 Portland Avenue
                          Rochester, New York  14621

                                  May 1, 1995

Delta Computec Inc.
6647 Old Thompson Road
Syracuse, New York  13211

Gentlemen:

      This letter will confirm the understanding which I have reached with Delta Computec Inc. ("Delta") and with Delta Data Net, Inc. ("Data Net", and collectively with Delta, the "Borrower") relating to the assistance requested of me by the Borrower regarding the Borrower's need to fund overadvances of the Borrower's credit line with its commercial lender, National Canada Finance Corporation (the "Lender"). The Credit Agreement between the Borrower and the Lender, as originally executed and as amended from time to time, is referred to as the "Credit Agreement"). The Credit Agreement is also guaranteed by SAI/Delta, Inc., a Florida corporation, and a wholly-owned subsidiary of Delta.

      Pursuant to the annexed letter agreement dated May 1, 1995, between the Borrower and the Lender relating to payment of overadvances (the "Overadvance Facility", as defined in the letter agreement dated May 1, 1995, between Borrower and Lender), the undersigned, Joseph M. Lobozzo II ("Lobozzo") is prepared to pay amounts to be used by the Borrower solely for the purpose of repaying advances made, or to be made, pursuant to the Overadvance Facility up to a maximum amount of $400,000.00. The amount of Lobozzo's commitment to repay the Overadvance Facility as it exists from time to time is referred to as the "Lobozzo Commitment".

      Lobozzo is willing to make the Lobozzo Commitment payments on the following terms and conditions:

      1. As of the date of this letter agreement, Lobozzo is providing the Borrower with Lobozzo's personal check in the amount of $400,000.00 representing the initial amount of the Lobozzo Commitment to the Overadvance Facility which is being utilized by the Borrower as of May 1, 1995.

      2. Payments made to Borrower pursuant to the Lobozzo Commitment shall be used only with respect to the Overadvance Facility.

      3. If, during the period that the Lobozzo Commitment is outstanding, the Borrower requires additional advances pursuant to the Lobozzo Commitment, the Borrower agrees to provide Lobozzo with written notice of any such additional requirements. Notice shall be sent to Lobozzo's attention, and to the attention of Michael McCusker, by FAX at the following FAX
Number: (716) 324-6125. Both Lobozzo and Mr. McCusker shall each also be notified by telephone at (716) 342-8900 at the earliest possible time that it becomes apparent that an additional payment will be required pursuant to the Lobozzo Commitment.

      4. Upon receipt of a FAX transmission as set forth in paragraph 3 hereof, Lobozzo shall cause funds, up to the maximum amount of the Lobozzo Commitment of $400,000, to be transmitted by wire transfer from Lobozzo's personal account at M & T Bank in Rochester, New York, directly to the Borrower's account maintained by the Lender.

      5. To the extent that a recalculation of the Borrower's Borrowing Base (as defined in the Credit Agreement), results in a determination that all or a portion of the Overadvance Facility can be repaid, the Borrower agrees to forward to Lobozzo a check for the portion of the Overadvance Facility which the Borrower is repaying to Lobozzo as aresult of the recalculated Borrowing Base.

      6. The Borrower agrees to pay Lobozzo interest on the amount of the Lobozzo Commitment actually outstanding at the same rate of interest paid to the Lender pursuant to the Credit Agreement. At the end of each calendar month, the Borrower will calculate the amount of its interest obligation relative to the outstanding amount of the Lobozzo Commitment during that month, and will forward to Lobozzo a wire transfer orcheck (at Lobozzo's choice) for such amount of interest.

      7. Lobozzo agrees to provide funds for the Lobozzo Commitment through April 30, 1996. Borrower agrees to repay the full outstanding balance of the Lobozzo Commitment,together will all interest and any other charges, no later than April 30, 1996.

      8. As consideration for Lobozzo agreeing to perform his obligations to repay the Borrower's Overadvance Facility pursuant to this letter agreement, Delta agrees to issueto Lobozzo an option to purchase all authorized uncommitted, but unissued common shares of Delta as they exist on the date of this letter agreement. Following an exercise of the option and such issuance, it is estimated that Lobozzo's fully exercised interest inDelta (assuming conversion of the subordinated debenture Lobozzo holds and including security holdings of all related persons) shall be approximately 77.99 percent of the 20,000,000 authorized common shares of Delta. Subject to reconfirmation, it is anticipated that the option will grant a right to purchase from Delta 11,440,475 common shares constituting the remaining authorized but unissued common shares of Delta less shares reserved for various stock option plans which remain unexercised. The final amount of the common shares to be covered by the option as consideration for the Lobozzo Commitment (collectively, the "Overadvance Facility Shares"), will be determined by Gary Russell, a director of the Borrower and a member of the Stock Option Committee of Delta's Board of Directors. A copy of the Option Agreement is annexed hereto.

      9. It is understood and agreed that the option and the Overdraft Facility Shares to be issued will be restricted securities under the Securities Act of 1933, as amended (the "1933 Act"), and that the option and the Overdraft Facility Shares will not be registered under the 1933 Act, or any relevant state laws, but are being issued pursuant to an exemption from such registrations and that the Borrower's reliance upon such exemptions is predicated in part on Lobozzo's representations.


       10. Lobozzo represents and acknowledges that he is an "Accredited Investor" as defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended; that he has knowledge and experience in financial and business matters and in investing in securities of the type covered by this letter agreement and in making advances similar to the Lobozzo Commitment, such that he is capable of evaluating the merits and risks of the prospective Lobozzo Commitment; that he has knowledge of the affairs of the Borrower satisfactory to him to enable him to make the investment represented by the securities covered by this letter agreement; that he is aware of the high risk entailed in making the Lobozzo Commitment; that he is a sophisticated investor with sufficient knowledge and assets to make the Lobozzo Commitment; and that he believes that the commitment to make the Lobozzo Commitment and the receipt therefor of the option to purchase the Overdraft Facility Shares is a suitable investment for him based on his investment objectives and financial needs.

       11. Lobozzo represents that he is a bona fide resident of the State of New York, and that the option, and if exercised, the Overdraft Facility Shares are being acquired by him in his own name solely for his own beneficial interest and not as nominee for, or on behalf of,of for the beneficial interest of, or with the intention to transfer the option or the Overdraft Facility Shares to, any other person, trust, or organization.

      If this letter agreement accurately reflects our understanding, kindly execute and return one copy for my files.



                                       Very truly yours,

                                       /s/ Joseph M. Lobozzo II
                                       Joseph M. Lobozzo II


ACCEPTED AND AGREED TO:

DELTA COMPUTEC, INC.,  DELTA DATA NET, INC.,
SAI/DELTA, INC.


By:        /s/ John DeVito
           John Devito, President


                              DELTA COMPUTEC INC.
                            6647 Old Thompson Road
                           Syracuse, New York  13211

                                  May 1, 1995


National Canada Finance Corporation
Suite 2540
Main Place Tower
350 Main Street
Buffalo, New York 14202

Gentlemen:
                                                 Re: Overadvance Facility

      This letter will set forth the terms and conditions of the understanding reached between Delta Computec Inc. ("DCI") and Delta Data Net, Inc. ("DDI"), both New York State corporations with offices for the conduct of business at 6647 Old Thompson Road, Syracuse, New York 13211 (collectively, "Borrower"), and with SAI/Delta, Inc. ("SAI/Delta"), a Florida corporation, which is a guarantor of the obligations of the Borrower, and National Canada Finance Corporation, a Delaware corporation with an office at Suite 2540 Main Place Tower, 350 Main Street, New York 14202 ("Lender").

      Borrower and Lender are parties to a Credit Agreement dated April 1, 1994, which has subsequently been amended by three amendments thereto (which agreement, as amended by all three amendments, is referred to as the "Credit Agreement"). The terms set forth in this letter agreement, unless otherwise defined herein, shall have the same meaning as the terms set forth in the Credit Agreement.

      Borrower has advised Lender that it requires an increase of advances under the Credit Agreement to permit Borrower to borrow amounts in excess of the amount which would otherwise be available to Borrower pursuant to the Borrowing Base set forth in the Credit Agreement. At the present time, the Borrower calculates that it will require a loan or advance of at least an additional $400,000 over the permitted Borrowing Base. To the extent that the amount of the advances or loans exceed the Borrowing Base, such amounts are referred to as, collectively, an "Overadvance Facility".

      Borrower has advised the Lender that it has obtained the commitment of Joseph M. Lobozzo II ("Lobozzo"), an officer, director, controlling shareholder and holder of an existing subordinated debenture of the Borrower, to repay the first $400,000 of the Overadvance Facility as it exists from time to time. A copy of the commitment letter of Lobozzo to the Borrower confirming the obligation of Lobozzo is annexed hereto as Exhibit A. To the extent that the Lender advises the Borrower of the need to have the Overadvance Facility paid by Lobozzo, the Borrower agrees to notify Lobozzo and to cause Lobozzo to provide funds to the Borrower's account which it maintains with the Lender to pay the amount of the Overadvance Facility up to $400,000. Lobozzo's commitment to provide the Borrower with these additional funds up to $400,000 is referred to as the "Lobozzo Commitment".

      Lender has also agreed with Borrower that Lender will, to the extent that Lobozzo has agreed to provide payment of the Overadvance Facility, provide the Borrower with a further Overadvance of three dollars for every four dollars as to which Lobozzo has paid the Overadvance Facility. The maximum amount of the Overadvance Facility which the Lender will be required to pay will be $300,000, which, when added to the Lobozzo Commitment portion, will grant to the Borrower a total Overadvance Facility of $700,000.

      Lender agrees that if the amount of the Overadvance Facility which has been paid by Lobozzo is the only portion of the Overadvance Facility which is outstanding at any given time, then, at the time that the Borrowing Base is increased over the amount borrowed by the Borrower, such that the Overadvance Facility requirements of the Borrower decrease, then Lobozzo shall be repaid first any and all amounts as to which the Overadvance Facility has been paid by Lobozzo. The means whereby Lobozzo will increase the amount of his payment of the Overadvance Facility, and whereby Lobozzo will be repaid for any of his payments of the Overadvance Facility, are each as set forth in Exhibit A.

      Lender agrees that it will not provide any portion of the Overadvance Facility to Borrower without providing notice thereof to Borrower and to Lobozzo.

      In the event that Lender ever provides any portion of the Overadvance Facilities at the time that Lobozzo is also providing repayment of a portion of the Overadvance Facility, any repayment of the Overadvance Facility shall be repaid to Lobozzo and to Lender in proportion to the amount which each is paying of the Overadvance Facility.

      If this letter accurately reflects our understanding, kindly execute and return one copy.


                                                 Very truly yours,

                                                 DELTA COMPUTEC INC.

                                                 By:   /s/ John DeVito
                                                    John DeVito, President



                                                 DELTA DATA NET, INC.

                                                 By:  /s/ John DeVito
                                                      John DeVito, President


                                                 SAI / DELTA, INC.

                                                 By:   /s/ John DeVito
                                                      John DeVito, President


ACCEPTED AND AGREED TO:

NATIONAL CANADA FINANCE CORPORATION

By:_______________________________________
                             ,Vice President



                             JOSEPH M. LOBOZZO II
                       C/O JML Optical Industries, Inc.
                              690 Portland Avenue
                          Rochester, New York  14621


                                  May 4, 1995




Mr. John DeVito, President
Delta Computec Inc.
900 Huyler Street
Teterboro, New Jersey 07608

Dear John:

      I spoke this afternoon with Eric Lomas, Chairman of Willcox & Gibbs, Inc., Delta's second largest shareholder. After discussing my option with Mr. Lomas, I have decided to revise the Option Agreement to provide that if, prior to May 20, 1996, the core business of Delta, representing essentially the service business (and not including the business conducted by Data Net, Data Span or Intronet) is sold, I am prepared, at the option of the Board of Directors of Delta, either to cancel the option agreement (if the option is unexercised) or to resell to Delta any common shares which I have received upon exercise of the option for a refund of the exercise price (if the option has been exercised), provided that I receive, no later than the closing on any such sale of the core business, payment in full of the $400,000 which I have advanced to Delta (and its affiliated companies), plus all interest and a $100,000 additional payment.

      If this is acceptable to the Board of Directors of Delta, kindly execute and return one copy of this letter which shall constitute an amendment to the option agreement.

                                            Very truly yours,

                                            By:  /s/ Joseph M. Lobozzo II
                                                 Joseph M. Lobozzo II


Accepted and agreed to:

DELTA COMPUTEC INC.

By:   /s/ John DeVito
      John DeVito, President